EXHIBIT 2

SCHEDULE A

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Minimum	Maximum
March 28, 2025	Open Market Sale	400	$2.375	$2.36	$2.38
April 1, 2025	Open Market Sale	45,036	$2.1507	$2.13	$2.19
April 2, 2025	Open Market Sale	20,132	$2.1623	$2.14	$2.20
April 7, 2025	Open Market Sale	2,550	$1.8706	$1.86	$1.89
April 8, 2025	Open Market Sale	2,700	$1.8348	$1.86	$1.89
April 9, 2025	Open Market Sale	27,964	$1.81	$1.69	$1.8805
April 14, 2025	Open Market Sale	7,453	$1.7221	$1.70	$1.76
April 15, 2025	Open Market Sale	4,516	$1.7232	$1.72	$1.74
April 16, 2025	Open Market Sale	425	$1.70	$1.70	$1.70
April 17, 2025	Open Market Sale	9,877	$1.7194	$1.685	$1.75
April 22, 2025	Open Market Sale	20,831	$1.6989	$1.64	$1.74
April 23, 2025	Open Market Sale	27,315	$1.7295	$1.69	$1.79
April 24, 2025	Open Market Sale	18,725	$1.7903	$1.73	$1.85
April 25, 2025	Open Market Sale	18,067	$1.8409	$1.76	$1.89
April 28, 2025	Open Market Sale	6,054	$1.8699	$1.83	$1.94
April 29, 2025	Open Market Sale	11,602	$1.8778	$1.83	$1.91
April 30, 2025	Open Market Sale	23,059	$1.9015	$1.84	$1.95
May 1, 2025	Open Market Sale	39,479	$1.948	$1.88	$2.045
May 2, 2025	Open Market Sale	20,529	$1.9648	$1.93	$2.01
May 5, 2025	Open Market Sale	33,578	$2.0416	$1.95	$2.10
May 6, 2025	Open Market Sale	31,580	$1.98	$1.96	$2.02
May 7, 2025	Open Market Sale	9,993	$1.9932	$1.945	$2.08

*The Reporting Persons undertake to provide to the SEC staff, upon request, full information regarding the number of shares purchased at each price within the ranges set forth in the table above.